Exhibit 99.1

TPI Completes Debt Refinancing with a New $150 million, 5-Year Revolving Credit Facility

Scottsdale, Ariz., April 9, 2018 (GLOBE NEWSWIRE) – TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that it has refinanced its existing $100 million senior, secured credit facility with a new $150,000,000 senior secured revolving credit facility with JPMorgan Chase Bank, N.A. serving as the administrative agent, Wells Fargo Bank, National Association and Capital One, National Association serving as co-syndication agents and JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC and Capital One, National Association serving as joint bookrunners and joint lead arrangers. The new revolving credit facility is being provided by a syndicate of banks that includes JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Capital One, National Association and Bank of America, N.A. The new revolving credit facility matures on April 6, 2023 and reduces TPI’s borrowing costs on its senior secured credit facility by 375 basis points.

“We are pleased to have completed this refinancing, which features a significantly lower interest rate, a more favorable covenant structure and greater flexibility due to our increasingly strong balance sheet and financial position. Our new revolving credit facility will significantly reduce our cost of capital and positions us well to continue to execute our strategy of profitable, global and diversified growth,” stated Bill Siwek, TPI’s Chief Financial Officer.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, and Turkey.

Investor Contact:

investors@tpicomposites.com

480-315-8742